Exhibit 99.4

Investor Contact:

Carol Ruth / Amy Glynn

The Ruth Group

Phone: (646) 536-7004 / 7023

Email: cruth@theruthgroup.com

Email: aglynn@theruthgroup.com

Addus HomeCare Reports Fourth Quarter 2009 Results

Fourth Quarter Highlights

•	Total net service revenues increased 4.7% to $65.7 million
•	Home & Community segment revenues increased 6.5% to $53.7 million
•	Home Health segment revenues decreased 2.4% to $12.0 million
•	Net loss was $3.7 million, or a loss of $0.48 per share, including $3.8 million ($2.4 million, net of tax) one-time expenses related to the IPO

Palatine, IL, March 18, 2010–Addus HomeCare Corporation (Nasdaq: ADUS), a comprehensive provider of home-based social and medical services, announced today its financial results for the fourth quarter and year ended December 31, 2009.

Total net service revenues for the fourth quarter 2009 were $65.7 million, a 4.7% increase compared to $62.7 million in the prior year quarter.

Financial results in the fourth quarter included $3.8 million ($2.4 million net of tax) in one-time charges associated with the Company’s IPO completed in early November. These charges include $1.2 million related to the separation agreement for the Company’s former Chairman, approximately $1.8 million in deemed interest expense for an additional contingent payout related to the 2006 acquisition of Addus, and a separate $0.8 million charge due to the write-off of unamortized debt issuance costs associated with the termination of the Company’s previous credit facility, the latter two were recorded as interest expense.

Adjusted earnings before interest, taxes, depreciation, amortization, and stock based compensation (“Adjusted EBITDA”) for the fourth quarter 2009 was $2.1 million, compared to $4.9 million in the prior year quarter. Adjusted EBITDA includes a $1.2 million IPO related charge for the separation agreement with Addus’ former Chairman.

The Company reported a net loss of $3.7 million, or a loss of $0.48 per share based on 7.7 million diluted shares outstanding, in the fourth quarter of 2009, compared to a net loss of $0.1 million, or a loss of $0.06 per share based on 1.1 million diluted shares outstanding, in the prior year period. Excluding one-time items and preferred stock dividends, net income in the fourth quarter of 2009 was $0.6 million, or $0.07 per share based on 7.7

Addus HomeCare Reports Fourth Quarter 2009 Results

million diluted shares outstanding, compared to $1.1 million, or $1.07 per share based on 1.0 million diluted shares outstanding, in the prior year period.

Mark Heaney, President and Chief Executive Officer, stated, “Our Home & Community segment, which represents about 82% of our business, achieved revenue growth of 6.5% in the fourth quarter and improved gross profit margins compared to the year ago period. Nevertheless, our overall results for the quarter were negatively impacted by certain factors. We are in the process of centralizing and enhancing controls to our accounts receivable processes. As a result of this process and a deterioration in aging in some of our accounts receivable in the fourth quarter, we have increased our historical bad debt reserve levels by taking an additional $1.5 million reserve in the fourth quarter. We believe our centralized system and enhanced processes will increase the effectiveness of our collections.”

He continued, “Our fourth quarter results were also impacted by Home Health revenues falling short of our internal forecasts, largely due to a slowdown in admissions from our Integrated Services program. The referrals shortfall resulted from the State of Illinois’ effort to develop new procedures for integrating care. As we implement our new procedures, and as the State further embraces the integrated model, we are seeing our integrated care referrals return to historical levels of consistent and steady growth.”

“During the quarter, we also increased our investment in sales and marketing for Home Health, in line with our growth strategy, while at the same time decreasing administrative expenses. We have identified $1.1 million in annualized administrative operating cost reductions. These cost savings will be used toward our investment in sales management and staff, which began in the fourth quarter and accelerated in the first quarter. We expect the added productivity from our investments in sales personnel to be realized in the second and third quarters of 2010,” added Mr. Heaney.

“I would like to emphasize that the fundamentals of our business remain strong. As has been the record, year to year the business continues to grow. Home & Community remains solid. Medicare admissions from our Integrated model are increasing. The investment in Home Health sales is bearing fruit. Overhead is being monitored and reduced. Perhaps most importantly, our states are announcing their 2011 budgets and we are encouraged that they reflect a commitment to home and community services as an important part of their long term care solution. We continue be excited about Addus’ long-term growth prospects, driven by favorable industry demographics and the increasing awareness of home care as a viable and cost effective health care solution for our elderly population. Further, acquisitions remain an important component of our strategy. And, with the expansion of our credit facility, we are more strongly positioned to capitalize on these opportunities,” concluded Mr. Heaney.

Separately, the Company also announced it recently increased its credit commitment from $50 million to $55 million.

Fourth Quarter Segment Results

Net service revenues in the fourth quarter 2009 for the Home & Community segment were $53.7 million, a 6.5% increase compared to $50.5 million in the prior year quarter. The

Addus HomeCare Reports Fourth Quarter 2009 Results

increase in revenues was entirely the result of organic growth.

Home & Community operating income, including depreciation and amortization but excluding corporate expenses, was $4.6 million, compared to $4.8 million in the prior year quarter. This decrease included an additional $1.5 million for bad debt reserves as discussed above.

Home Health segment net service revenues in the fourth quarter 2009 were $12.0 million, a 2.4% decline compared to $12.2 million in the prior year quarter.

Home Health operating income, including depreciation and amortization but excluding corporate expenses, was $1.2 million, compared to $1.9 million in the prior year quarter. Operating income was adversely impacted by lower revenues in the quarter.

In the fourth quarter of 2009, Addus recorded an income tax benefit of $1.0 million, compared to income tax expense of $0.3 million in the fourth quarter of 2008. The fourth quarter tax benefit was reduced by $0.3 million for unfavorable adjustments to the full year tax expense. Approximately $0.2 million was an additional charge for the write-off of a deferred tax asset related to unexercised stock options for the Company’s former Chairman.

Year Ended December 31, 2009 and 2008

Total net service revenues for the year ended December 31, 2009 were $259.3 million, a 9.7% increase compared to $236.3 million in 2008.

Financial results for the full year 2009 were impacted by $3.8 million ($2.4 million net of tax) in one-time IPO related items.

Adjusted EBITDA for the twelve months ended December 31, 2009 was $17.0 million, compared to $17.2 million for the same period in 2008. Adjusted EBITDA includes a $1.2 million IPO related charge related to the separation agreement with Addus’ former Chairman.

Net income, prior to deducting preferred stock dividends, for the twelve months ended December 31, 2009 was $3.6 million, or $1.31 per share on 2.7 million diluted shares outstanding, compared net income of $4.0 million, or $3.94 per share on 1.0 million diluted shares outstanding, for the year ended December 31, 2008. Excluding one-time items, and prior to deducting preferred stock dividends, net income was $6.0 million, or $2.16 per share on 2.8 million diluted shares outstanding, for the full year 2009, compared to $4.0 million, or $3.94 per share on 1.0 million diluted shares outstanding, for the full year 2008. The full year 2009 share count includes dilutive stock options and the conversion of the preferred stock into common shares.

Full Year Segment Results

Net service revenues for the twelve months ended December 31, 2009 in the Home & Community segment were $210.1 million, an 11.2% increase compared to $189.0 in the

Addus HomeCare Reports Fourth Quarter 2009 Results

prior year. This increase was comprised of $16.2 million from organic growth and $4.9 million from acquisitions completed in 2008.

Home & Community operating income for the twelve months ended December 31, 2009, including depreciation and amortization but excluding corporate expenses, was $20.4 million, a 15.7% increase compared to $17.6 million in the prior year.

Net service revenues for the twelve months ended December 31, 2009 in the Home Health segment were $49.2 million, a 4.0% increase compared to $47.3 million in 2008. This increase was comprised of $1.5 million from organic growth and $0.4 million from acquisitions completed in 2008.

Home Health operating income for the twelve months ended December 31, 2009, including depreciation and amortization but excluding corporate expenses, was $6.8 million, a 16.0% increase compared to $5.8 million for the same period in 2008.

Non-GAAP Financial Measure

The information provided in this release includes adjusted EBITDA, a non-GAAP financial measure, which the Company defines as net income plus depreciation and amortization, net interest expense, income tax expense and stock-based compensation expense. The Company has provided, in the financial statement tables included in this press release, a reconciliation of adjusted EBITDA to net income, the most directly comparable GAAP measure. Management believes that adjusted EBITDA is useful to investors, management and others in evaluating the Company’s operating performance to provide investors with insight and consistency in the Company’s financial reporting and present a basis for comparison of the Company’s business operations among periods, and to facilitate comparison with the results of the Company’s peers.

Conference Call

Addus HomeCare will conduct a conference call to discuss its fourth quarter results on Thursday, March 18, 2010, beginning at 5 p.m. Eastern time. The toll-free number is (888) 396-2356 (international callers should call 617-847-8709), with the passcode: 69051905. A telephonic replay of the conference call will be available through midnight on April 1, 2010, by dialing (888) 286-8010 (international callers should call 617-801-6888) and entering the passcode 53818737.

A live broadcast of Addus HomeCare’s conference call will be available under the Investor Relations section of the Company’s website, www.addus.com. An online replay of the conference call will also be available on the Company’s website for one month, beginning approximately three hours following the conclusion of the live broadcast.

About Addus

Addus is a comprehensive provider of a broad range of social and medical services in the home. Addus’ services include personal care and assistance with activities of daily living, skilled nursing and rehabilitative therapies, and adult day care. Addus’ consumers are individuals with special needs who are at risk of hospitalization or institutionalization, such

Addus HomeCare Reports Fourth Quarter 2009 Results

as the elderly, chronically ill and disabled. Addus’ payor clients include federal, state and local governmental agencies, the Veterans Health Administration, commercial insurers and private individuals. Addus has over 12,000 employees that provide services through more than 120 locations across 16 states to over 23,000 consumers.

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “continue,” “expect,” and similar expressions. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including changes in reimbursement, changes in government regulations, changes in Addus HomeCare’s relationships with referral sources, increased competition for Addus HomeCare’s services, increased competition for joint venture and acquisition candidates, changes in the interpretation of government regulations, and other risks set forth in the Risk Factors section in Addus HomeCare’s Prospectus, filed with the Securities and Exchange Commission on October 29, 2009, available at http://www.sec.gov. Addus HomeCare undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(Unaudited tables and notes follow)

# # #

ADDUS HOMECARE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Amounts in thousands, except share and per share data)

(Unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2009	2008	2009	2008

Net service revenues	$65,697	$62,729	$259,305	$236,306
Cost of service revenues	46,105	43,674	182,693	167,254

Gross profit	19,592	19,055	76,612	69,052

General and administrative expenses	17,566	14,108	59,924	52,112
Depreciation and amortization	1,235	1,647	4,913	6,092

Total operating expenses	18,801	15,755	64,837	58,204

Operating income	791	3,300	11,775	10,848

Interest expense, net	3,584	1,915	6,773	5,755

Income (loss) from operations before taxes	(2,793)	1,385	5,002	5,093
Income tax expense (benefit)	(1,009)	292	1,400	1,070

Net income (loss)	(1,784)	1,093	3,602	4,023

Less: Preferred stock dividends	(1,946)	(1,156)	(5,387)	(4,270)

Net income (loss) attributable to common shareholders	$(3,730)	$(63)	$(1,785)	$(247)

Basic and diluted loss per common share	$(0.48)	$(0.06)	$(0.66)	$(0.24)

Weighted average number of common shares outstanding:
Basic and diluted	7,714,957	1,019,250	2,706,935	1,019,250

ADDUS HOMECARE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	December 31, 2009	December 31, 2008
Assets

Current assets
Cash	$518	$6,113
Accounts receivable, net	70,491	49,237
Prepaid expenses and other current assets	6,937	5,147
Deferred tax assets	5,700	3,826
Income taxes receivable	732	460

Total current assets	84,378	64,783

Property and equipment, net	3,133	3,421

Other assets
Goodwill	59,482	47,926
Intangible assets, net	13,082	17,035
Deferred tax assets	509	1,223
Other assets	731	1,360

Total other assets	73,804	67,544

Total assets	$161,315	$135,748

Liabilities and stockholders’ equity

Current liabilities
Accounts payable	$3,763	$3,879
Accrued expenses	25,557	22,721
Current maturities of long-term debt	7,388	7,101
Deferred revenue	2,189	2,175

Total current liabilities	38,897	35,876

Preferred stock dividends	–	9,222
Long-term debt, less current maturities	41,851	56,075
Total stockholders’ equity	80,567	34,575

Total liabilities and stockholders’ equity	$161,315	$135,748

ADDUS HOMECARE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

(Unaudited)

	For the Year Ended December 31,
	2009	2008
Net Income	$3,602	$4,023
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	4,913	6,092
Deferred income taxes	(1,160)	(815)
Change in fair value of financial instrument	(586)	778
Stock-based compensation	296	272
Deficiency tax benefit of stock-based compensation	221	–
Contingent purchase price deemed interest expense	1,802	–
Write-off of debt issuance costs	794	–
Amortization of debt issuance costs	591	483
Provision for doubtful accounts	4,514	2,451
Gain on sale of assets	–	(11)
Changes in operating assets and liabilities:
Accounts receivable	(25,768)	(8,313)
Prepaid expenses and other assets	(1,790)	(2,610)
Income taxes receivable	(272)	(460)
Checks issued against future deposits	–	(3,956)
Accounts payable	463	502
Accrued expenses	3,422	5,974
Deferred revenue	14	488
Income taxes	–	(292)

Net cash provided by (used in) operating activities	(8,944)	4,606

Acquisitions of businesses, net of acquired cash	(13,937)	(5,026)
Proceeds from sale of equipment	–	17
Purchases of property and equipment	(672)	(406)

Net cash used in investing activities	(14,609)	(5,415)

Net proceeds from initial public offering	47,481	–
Borrowings on term-loan	–	8,500
Payments on term-loan	(53,368)	(5,192)
Net borrowings (repayments) on revolving credit loan	(7,694)	3,908
Borrowings on new credit facility	38,500	–
Dividend payments on preferred stock	(14,609)	–
Borrowings on dividend notes	12,936	–
Payments on dividend notes	(5,117)	–
Debt issuance costs	(756)	(272)
Net borrowings (repayments) on other notes	806	(43)
Deficiency tax benefit of stock-based compensation	(221)	–

Net cash provided by financing activities	17,958	6,901

Net change in cash	(5,595)	6,092
Cash at the beginning of period	6,113	21

Cash at the end of the period	$518	$6,113

Segment Information (Unaudited)

(Amounts in thousands)

	For the Three Months Ended December 31, 2009
	Home & Community	Home Health	Corporate	Total
Net service revenues	$53,720	$11,977	$–	$65,697
Cost of service revenues	39,544	6,561	–	46,105

Gross profit	14,176	5,416	–	19,592

General and administrative expenses	8,710	4,069	4,787	17,566
Depreciation and amortization	844	188	203	1,235

Total operating expenses	9,554	4,257	4,990	18,801

Operating income	$4,622	$1,159	$(4,990)	$791

	For the Three Months Ended December 31, 2008
	Home & Community	Home Health	Corporate	Total
Net service revenues	$50,456	$12,273	$–	$62,729
Cost of service revenues	37,471	6,203	–	43,674

Gross profit	12,985	6,070	–	19,055

General and administrative expenses	7,029	3,940	3,139	14,108
Depreciation and amortization	1,184	244	219	1,647

Total operating expenses	8,213	4,184	3,358	15,755

Operating income	$4,772	$1,886	$(3,358)	$3,300

	For the Year Ended December 31, 2009
	Home & Community	Home Health	Corporate	Total
Net service revenues	$210,107	$49,198	$–	$259,305
Cost of service revenues	156,623	26,070	–	182,693

Gross profit	53,484	23,128	–	76,612

General and administrative expenses	29,732	15,607	14,585	59,924
Depreciation and amortization	3,355	769	789	4,913

Total operating expenses	33,087	16,376	15,374	64,837

Operating income	$20,397	$6,752	$(15,374)	$11,775

	For the Year Ended December 31, 2008
	Home & Community	Home Health	Corporate	Total
Net service revenues	$189,006	$47,300	$–	$236,306
Cost of service revenues	141,859	25,395	–	167,254

Gross profit	47,147	21,905	–	69,052

General and administrative expenses	25,167	15,153	11,792	52,112
Depreciation and amortization	4,348	933	811	6,092

Total operating expenses	29,515	16,086	12,603	58,204

Operating income	$17,632	$5,819	$(12,603)	$10,848

Key Statistical and Financial Data (Unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2009	2008	2009	2008
General:

Adjusted EBITDA (in thousands) (1)	$2,110	$4,942	$16,984	$17,212
States served at period end			16	16
Locations at period end			122	122
Employees at period end			12,559	12,137

Home & Community

Average weekly census	20,198	20,178	20,182	19,432
Billable hours (in thousands)	3,235	3,148	12,835	12,139
Billable hours per business day	50,547	49,188	50,333	47,418
Revenues per billable hour	$16.61	$16.02	$16.37	$15.57

Home Health

Average weekly census:
Medicare	1,393	1,344	1,427	1,270
Non-Medicare	1,464	1,490	1,528	1,413
Medicare admissions (2)	1,937	2,173	7,734	7,232
Medicare revenues per episode completed	$2,593	$2,551	$2,569	$2,606

Percentage of Revenues by Payor:

State, local or other governmental	81%	81%	81%	82%
Medicare	12%	12%	12%	12%
Other	7%	7%	7%	6%

(1)	We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, and stock-based compensation expense. Adjusted EBITDA is a performance measure used by management that is not calculated in accordance with generally accepted accounting principles in the United States (GAAP). It should not be considered in isolation or as a substitute for net income, operating income or any other measure of financial performance calculated in accordance with GAAP.

(2)	Medicare admissions represents the aggregate number of new cases approved for Medicare services during a specified period.

Adjusted EBITDA (1) (Unaudited)	For the Three Months Ended December 31,		For the Year Ended December 31,
(Amounts in thousands)	2009	2008	2009	2008
Reconciliation of Adjusted EBITDA to Net Income:

Net income (loss)	$(1,784)	$1,093	$3,602	$4,023
Net interest expense	3,584	1,915	6,773	5,755
Income tax expense (benefit)	(1,009)	292	1,400	1,070
Depreciation and amortization	1,235	1,647	4,913	6,092
Stock-based compensation expense	84	(5)	296	272

Adjusted EBITDA	$2,110	$4,942	$16,984	$17,212

(1)	We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, and stock-based compensation expense. Adjusted EBITDA is a performance measure used by management that is not calculated in accordance with generally accepted accounting principles in the United States (GAAP). It should not be considered in isolation or as a substitute for net income, operating income or any other measure of financial performance calculated in accordance with GAAP.